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                                                                    EXHIBIT 7.1

                             RATIO OF EARNINGS TO FIXED CHARGES

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                                                 -------------------------------------------------------------
                                                                       LUSCAR COAL LTD
                                                                        DECEMBER 31
                                                 1997         1998         1999         2000         2001
                                                 =============================================================
Fixed Charges
    Interest
      Expensed                                   $  45,644    $  58,807    $ 101,377    $  63,642    $  89,148
      Capitalized                                        -        2,579        5,598            -            -
    Amortized premiums, disounts and
      capitalized expenses related to
      indebtedness                                     839        3,332        2,381        2,404        7,654
    Estimate of interest within rental expense           -           75          150          145          145
    Preference security dividends                        -            -            -            -            -
                                                 -------------------------------------------------------------
                                                 $  46,483    $  64,793    $ 109,506    $  66,191    $  96,947
Earnings
    Add:
      Pretax income before minority interests    $  (8,463)   $ (18,937)   $(252,283)   $(105,405)   $ (69,648)
      Fixed charges                                 46,483       64,793      109,506       66,191       96,947
      Amortization of capitalized interest             572          397          367          367          367
      Pre-tax losses of equity investees                 -            -            -            -            -
                                                 -------------------------------------------------------------
                                                    38,592       46,253     (142,410)     (38,847)      27,666
                                                 -------------------------------------------------------------
    Subtract:
      Interest capitalized                               -        2,579        5,598            -            -
      Preference security dividends                      -            -            -            -            -
      Minority interest in pre-tax income that
        have not incurred fixed charges                  -            -            -            -            -
                                                 -------------------------------------------------------------
                                                         -        2,579        5,598            -            -
                                                 -------------------------------------------------------------
                                                 $  38,592    $  43,674    $(148,008)   $ (38,847)   $  27,666
                                                 =============================================================
Ratio of Earnings to Fixed Charges                    0.83         0.67        (1.35)       (0.59)        0.29
                                                 =============================================================
Minimum ratio required                                1.00         1.00         1.00         1.00         1.00
                                                 =============================================================
Deficiency                                       $   7,891    $  21,119    $ 257,514    $ 105,038    $  69,281
                                                 =============================================================
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